Exhibit 10.1

EXECUTION VERSION

$1,050,000,000

CREDIT AGREEMENT

dated as of July 11, 2007,

among

HERCULES OFFSHORE, INC.,

as Borrower,

THE SUBSIDIARIES PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

UBS SECURITIES LLC,

as Arranger and Bookmanager,

UBS AG, STAMFORD BRANCH,

as Issuing Bank, Administrative Agent and Collateral Agent,

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

and

JEFFERIES FINANCE LLC,

as Co-Documentation Agents,

AMEGY BANK, NATIONAL ASSOCIATION

and

COMERICA BANK,

as Co-Syndication Agents,

and

UBS LOAN FINANCE LLC,

as Swingline Lender

i

ANNEXES

Annex I	Applicable Margin
Annex II	Amortization Table

SCHEDULES

Schedule A	Nordea Bank Finland PLC Letter of Credit
Schedule 1.01(a)	Aggregate Mortgaged Vessel Value
Schedule 1.01(b)	Investment Policy
Schedule 1.01(c)	Mortgaged Vessels
Schedule 1.01(d)	Refinancing Indebtedness to be Repaid
Schedule 1.01(e)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property
Schedule 3.05(c)	Vessels
Schedule 3.05(d)	Casualty Events
Schedule 3.08	Litigation Regarding the Transactions
Schedule 3.18	Environmental Matters
Schedule 4.01(i)	Local Counsel
Schedule 5.04	Vessel Insurance
Schedule 5.15	Post-Closing Collateral Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	[Intentionally Deleted]
Exhibit H	Form of LC Request
Exhibit I	Form of Lender Addendum
Exhibit J-1	Form of Term Note
Exhibit J-2	Form of Revolving Note
Exhibit J-3	Form of Swingline Note
Exhibit K	Form of Perfection Certificate
Exhibit L	Form of Security Agreement
Exhibit M	Form of Opinion of Company Counsel
Exhibit N-1	Form of U.S. Ship Mortgage
Exhibit N-2	Form of Liberia Ship Mortgage
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Note
Exhibit Q	Form of Non-Bank Certificate
Exhibit R	Form of Minority Holder Acknowledgment, Consent and Waiver
Exhibit S	Form of Mortgage Trust Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of July 11, 2007, among HERCULES OFFSHORE, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH and JEFFERIES FINANCE LLC, as co-documentation agents (in such capacity, each a “Co-Documentation Agent” and collectively, the “Co-Documentation Agents”), AMEGY BANK NATIONAL ASSOCIATION and COMERICA BANK, as co-syndication agents (in such capacity, each a “Co-Syndication Agent” and collectively, the “Co-Syndication Agents”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent and instructing beneficiary under the Mortgage Trust Agreement (as hereinafter defined) (in such capacities, “Collateral Agent”) for the Secured Parties including the Issuing Bank.

WITNESSETH:

WHEREAS, Borrower, THE HERCULES OFFSHORE DRILLING COMPANY LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of Borrower (“Acquisition Co.”) and TODCO, a Delaware corporation (“TODCO”), have entered into an Amended and Restated Agreement and Plan of Merger, effective as of March 18, 2007 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), pursuant to which Borrower will acquire TODCO (the “Acquisition”).

WHEREAS, the Acquisition will be effected by a merger (the “Merger”) whereby TODCO will merge with and into Acquisition Co. and Acquisition Co. shall survive the merger.

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $900,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $150,000,000, available to be drawn beginning on the first Business Day after the Closing Date.

WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $15,000,000.

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $50,000,000, to support obligations of Borrower and its Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Flag Jurisdiction” shall mean each of the United States of America, the Republic of Liberia, the Marshall Islands, Vanuatu, the Bahamas, Panama and any other jurisdiction reasonably acceptable to the Administrative Agent.

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Co.” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments (excluding brokers’ fees or commissions, legal, accounting and other professional and transaction fees, and transfer taxes and other similar taxes) by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrower or any of its Subsidiaries.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and (i) each material exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each material agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in subclause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Aggregate Mortgaged Vessel Value” shall mean the aggregate fair market value of the Mortgaged Vessels as set forth on Schedule 1.01(a) or, if more recent, as determined by the most recent Desktop Appraisal required to be delivered hereunder; provided, however, that, if on any date of determination, (i) there exists a material defect in title with respect to a Mortgaged Vessel or the Mortgage Trustee does not have a perfected Lien in a Mortgaged Vessel, the fair market value of such Mortgaged Vessel for purposes of this definition shall be $0 or (ii) there exists a Lien (other than the Lien of the Mortgage Trustee, Liens permitted by Section 6.02(a) or (b) (provided that, to the extent such Liens attach to a specific Mortgaged Vessel and reserves are required to be maintained with respect thereto, the amounts of such reserves shall be deducted from the fair market value of such Mortgaged Vessel), or a Permitted Lien that is subordinate to the Lien of the Mortgage Trustee) with respect to a Mortgaged Vessel, the fair market value of such Mortgaged Vessel for the purposes of this definition shall be reduced by the amount of the obligations secured by such Lien.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Fee” shall mean, for any day, with respect to any Commitment, the applicable percentage set forth in Annex I under the caption “Applicable Fee”.

“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan or Term Loan, the applicable percentage set forth in Annex I under the appropriate caption.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Loans and Commitments represented by such Lender’s Loans and Commitments.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property by Borrower or any of its Subsidiaries, excluding (i) sales of inventory in the ordinary course of business, (ii) dispositions of cash and cash equivalents pursuant to transactions not prohibited by this Agreement, (iii) any issuance or sale of any Equity Interests of Borrower and (iv) any Asset Swap, and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any person other than (i) Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary; provided that the term Asset Sale shall not include any conveyance, sale, lease, sublease, assignment, transfer or other disposition of property to the extent such property, together with property conveyed, sold, leased, subleased, assigned, transferred or otherwise disposed of in each related transaction has a fair market value of less than $1,000,000.

“Asset Swap” shall mean the substantially concurrent purchase and sale of property between the Borrower or any of its Subsidiaries, on one hand, and another person that is not the Borrower or a Subsidiary of the Borrower, on the other hand; provided that (x) any cash received by the Borrower or any of its Subsidiaries shall be treated as the proceeds of an Asset Sale and be applied to the Obligations to the extent required by Section 2.10(c) and (y) any cash paid by the Borrower or any of its Subsidiaries shall, to the extent applicable, be treated as a Capital Expenditure hereunder; provided, further, (i) that the Borrower or such Subsidiary receives no less than fair market value in connection with such transaction, (ii) no Default exists or would exist after giving effect to such purchase and sale, (iii) if such purchase and sale involves the disposition of a Mortgaged Vessel, after giving effect to such purchase and sale, the Collateral Maintenance Ratio would exceed 1.25 to 1.00 and the Domestic Asset Percentage would exceed 50%, (iv) if such purchase and sale involves the disposition of a Mortgaged Vessel and the fair market value of the assets subject to such purchase and sale (inclusive of the fair market value of the assets subject to any related purchase and sale), would exceed $50.0 million, a Current Desktop Appraisal shall be in effect and (v) if the fair market value of such assets would exceed $25.0 million, Borrower shall have delivered to the Agents an Officer’s Certificate certifying that such purchase and sale complies with this proviso (which shall have attached thereto reasonably detailed back-up data and calculations showing such compliance).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b) or the definition of Eligible Assignee), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Available Amount” shall mean, at any time,

(a) the sum of (i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2007 to the end of the Borrower’s most recently ended fiscal quarter for which financial statements were required to be delivered pursuant to Section 5.01 (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus (ii) 100% of the aggregate Net Cash Proceeds received by the Borrower since the Closing Date from Equity Issuances; plus (iii) $25,000,000; less (iv) payments made by Borrower pursuant to Section 6.08(c);

less

(b) the amount thereof theretofore utilized for Investments under clause (i) of Section 6.04 and Dividends under clause (d) of Section 6.08.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by the Companies during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit accounts maintained in the ordinary course of business; and (g) other Investments that are permitted by the Investment Policy.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less, to the extent included in the calculation of Consolidated Interest Expense, the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries, (c) other than to the extent paid in cash, interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” and (d) gross interest income of Borrower and its Subsidiaries for such period.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a) at any time a change of control occurs under any Material Indebtedness;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower representing more than 35% of the voting power of the total outstanding Voting Stock of Borrower; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Borrower, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Incremental Term Loans of a new tranche or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.19, of which such Loan, Borrowing or Commitment shall be a part.

“Classification Society” shall mean one of the members of the International Association of Classification Societies.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Closing Material Adverse Effect” shall mean a Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on March 18, 2007).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Vessels and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Maintenance Ratio” shall mean, as of the applicable date of determination, the ratio of (a) the Aggregate Mortgaged Vessel Value to (b) the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Loan Commitment or Swingline Commitment, and any Commitment to make Term Loans or Revolving Loans extended by such Lender as provided in Section 2.19.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of June, 2007.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, excluding cash, Cash Equivalents and short term investments (as determined in accordance with GAAP).

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by

(a) excluding therefrom, in each case only to the extent (and in the same proportion) included in determining such Consolidated Net Income and without duplication (i) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Borrower or any of its Subsidiaries, and (ii) any extraordinary gain (or extraordinary loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period,

(b) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Non-Guarantor Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower, directly or indirectly, by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary or its equityholders):

(i) Consolidated Interest Expense for such period,

(ii) Consolidated Amortization Expense for such period,

(iii) Consolidated Depreciation Expense for such period,

(iv) Consolidated Tax Expense for such period,

(v) costs and expenses directly incurred in connection with the Transactions (not to exceed $60.0 million), and

(vi) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(c) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period;

provided that, to the extent any such period includes (i) any fiscal quarter ending prior to the Closing Date, Consolidated EBITDA shall be deemed to be, other than for purposes of Sections 4.01(r) and 5.01, $168.4 million for each such fiscal quarter or (ii) the period commencing on July 1, 2007 and ending on the date immediately preceding the Closing Date, Consolidated EBITDA shall be deemed to be, other than for purposes of Section 5.01, an amount equal to the sum of $14.3 million plus the actual Consolidated EBITDA for such period.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition (other than the Acquisition) and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period and prior to the date of determination (including any related Incurrence and/or repayment of Indebtedness) as if the Acquisition and each such Permitted Acquisition (and any such related transaction) had been effected on the first day of such period and as if each such Asset Sale (and any such related transaction) had been consummated on the day prior to the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of

(a) Consolidated Interest Expense for such period;

(b) the aggregate amount of Capital Expenditures for such period (other than (i) Permitted Acquisitions or (ii) to the extent financed by (A) the Net Cash Proceeds of Equity Issuances or Indebtedness or (B) up to $110.0 million of unrestricted cash and Cash Equivalents of the Loan Parties;

(c) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period), other than any such payments in respect of the Settlement Payments resulting from the consummation of the Acquisition;

(d) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of Borrower and its Subsidiaries for such period (as determined on the first day of the respective period);

(e) the product of (i) all dividend payments on any series of Disqualified Capital Stock of Borrower or any of its Subsidiaries (other than dividend payments to Borrower or any of its Subsidiaries) multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Borrower and its Subsidiaries, expressed as a decimal; and

(f) the product of (i) all cash dividend payments on any Preferred Stock (other than Disqualified Capital Stock) of Borrower or any of its Subsidiaries (other than dividend payments to Borrower or any of its Subsidiaries) multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Borrower and its Subsidiaries, expressed as a decimal;

provided that, to the extent any such period includes (i) any fiscal quarter ending prior to the Closing Date, Consolidated Fixed Charges shall be deemed to be $59.6 million for each such fiscal quarter or (ii) the period commencing on July 1, 2007 and ending on the date immediately preceding the Closing Date, Consolidated Fixed Charges shall be deemed to be an amount equal to the sum of $4.8 million plus the actual Consolidated Fixed Charges for such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness, determined on a consolidated basis in accordance with GAAP, other than (a) Indebtedness described in clause (h) of the definition thereof to the extent the relevant Hedging Agreement has not terminated, (b) the undrawn or unmatured portion of Indebtedness described in clause (j) of the definition thereof (other than bankers’ acceptances), and (c) Indebtedness permitted by Section 6.01(j).

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (a) to the extent directly related to the Transactions or the financing thereof, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with any Permitted Acquisitions (other than the Acquisition) and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to that portion of such income that has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

(b) the net income of any Non-Guarantor Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(d) earnings resulting from any reappraisal, revaluation or write-up of assets; and

(e) unrealized gains and losses with respect to Hedging Obligations for such period.

“Consolidated Net Tangible Assets” shall mean, with respect to any person (the “Subject Person”) and its applicable Subsidiaries, the total assets of such persons which would be shown as assets on a consolidated balance sheet of the Subject Person and such Subsidiaries, prepared in accordance with GAAP, after eliminating, without duplication, (i) goodwill, patents, trade names, trademarks, copyrights, unamortized debt discount, franchises and other assets which may be properly classified as intangible assets in accordance with GAAP, (ii) all reserves or other properly deductible items with respect to such assets, (iii) the total liabilities of the Subject Person and such Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) in accordance with GAAP and (iv) all amounts properly attributable to minority interest, if any, in the stock and surplus of such Subsidiaries.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Co-Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the increase, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Debt Issuance” shall mean the incurrence by Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Delta Towing Assets” shall mean, collectively, the property used primarily in the furtherance of the business of Delta Towing Holdings, LLC, a Delaware limited liability company, and Delta Towing, LLC, a Delaware limited liability company.

“Delta Towing Equity” shall mean, collectively, the Equity Interests issued by Delta Towing Holdings, LLC, a Delaware limited liability company, and Delta Towing, LLC, a Delaware limited liability company.

“Delta Towing Joint Venture” shall mean any one or more persons that, collectively, acquire (whether by purchase, merger, capital contribution or otherwise), or are formed solely for the purpose of acquiring, all or substantially all of the Delta Towing Assets or the Delta Towing Equity, provided that the Borrower, directly or indirectly, owns (on a pro forma basis after giving effect to such acquisition) a portion of the Equity Interest of each such person.

“Desktop Appraisal” shall mean a desktop appraisal performed by a third party selected by Borrower and reasonably acceptable to the Administrative Agent, and delivered to the Administrative Agent from time to time, as required hereunder, setting forth the fair market value of each of the Mortgaged Vessels, using consistent appraisal methodology reasonably satisfactory to the Administrative Agent, and a “Current Desktop Appraisal” means a Desktop Appraisal performed concurrently with or within twelve months prior to the date a Current Desktop Appraisal is required to be used to test Borrower’s compliance with the Collateral Maintenance Ratio hereunder.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made by such person with respect to (A) any stock appreciation rights plans, equity incentive or achievement plans or any similar plans or (B) any Earn-out Obligation.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Asset Percentage” shall mean, as of the applicable date of determination, the percentage obtained by dividing (a) Consolidated Net Tangible Assets of Borrower and the Subsidiary Guarantors as of the last day of the most recently completed Test Period by (b) Consolidated Net Tangible Assets of Borrower and all of its Subsidiaries as of such last day.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Earn-out Obligations” shall mean, with respect to any person, obligations of such person arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof, that are contingent upon the attainment of certain financial thresholds (whether based on revenue or otherwise).

“Eligible Assignee” shall mean (a) if the assignment does not include assignment of a Revolving Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the Administrative Agent and Borrower (such approvals not to be unreasonably withheld or delayed) and (b) if the assignment includes assignment of a Revolving Commitment, (i) any Revolving Lender and (ii) any other person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and Borrower (such approvals not to be unreasonably withheld or delayed); provided that (x) no approval of Borrower shall be required during the continuance of a Default, (y) “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person and (z) subject to clause (x) above, without Borrower’s approval (such approval not to be unreasonably withheld or delayed) “Eligible Assignee” shall not include any person that after such assignment would hold more than 15% of the sum of all Loans outstanding, LC Exposure and unused Revolving Loan Commitments.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any written claim, notice, demand or order, action, suit, proceeding or other written communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all Governmental Requirements pertaining in any way to public health or the Environment, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, CERCLA, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Borrower; provided, however, that an Equity Issuance shall not include any incurrence of Indebtedness or issuance of Disqualified Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required payment under Section 412 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan which could reasonably be expected to result in liability to any Company and (l) on and after the effectiveness of the Pension Act, no Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA).

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Events of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Debt Service actually paid in cash for such Excess Cash Flow Period;

(b) any prepayments of Term Loans, and any prepayments of Revolving Loans and Swingline Loans to the extent accompanied by corresponding permanent reductions in the Revolving Commitments, during such Excess Cash Flow Period, in each case other than (i) any voluntary prepayments and (ii) amounts already reflected in Debt Service;

(c) Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash to the extent not financed with the proceeds of Indebtedness or Equity Issuances or other proceeds that would not be included in Consolidated EBITDA;

(d) Capital Expenditures that Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such Capital Expenditures were made during such 90-day period and were not financed with the proceeds of Indebtedness or Equity Issuances or other proceeds that would not be included in Consolidated EBITDA;

(e) the aggregate amount of expenditures made in cash during such period pursuant to Sections 6.04 (i) and (k) (excluding, for the avoidance of doubt, such investments in Subsidiaries), Section 6.07 and Section 6.08(d) to the extent not financed with the proceeds of Indebtedness or Equity Issuances or other proceeds that would not be included in Consolidated EBITDA;

(f) taxes of Borrower and its Subsidiaries that were paid in cash during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period and for which reserves have been established;

(g) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(h) losses excluded from the calculation of Consolidated EBITDA by operation of clause (a) of the definition thereof that are paid in cash during such Excess Cash Flow Period; and

(i) to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to Borrower or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period;

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii) any return on investments received in cash (other than from a Subsidiary) during such period, which investments were made pursuant to Section 6.04 (i) or (k); and

(iii) income or gain excluded from the calculation of Consolidated EBITDA by operation of clause (a) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to Section 2.10(c), (d) or (f)).

“Excess Cash Flow Period” shall mean each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2008.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), net profits or net worth, and franchise and similar Taxes, imposed on it (in lieu of net income Taxes) and branch profits Taxes imposed on it by the United States or by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, having its principal office or otherwise doing business or, in the case of any Lender, its applicable lending office in such jurisdiction and (b) in the case of a Foreign Lender, any U.S. federal withholding Tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Sections 2.15(a) or 2.12(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.16; provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the latest of the Revolving Maturity Date, the Term Loan Maturity Date and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Vessel (including a Mortgaged Vessel) from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such transfer:

(i) On each Flag Jurisdiction Transfer Date with respect to a Mortgaged Vessel, the Loan Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded (or made arrangements satisfactory to the Administrative Agent for the recording thereof) in the appropriate vessel registry a Ship Mortgage, substantially in the form of Exhibit N-1 or N-2, as applicable (or such other form as shall be reasonably satisfactory to the Administrative Agent), with respect to the Mortgaged Vessel being transferred (the “Transferred Vessel”) and the Ship Mortgage shall be effective to create in favor of the Mortgage Trustee for the benefit of the Secured Parties a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Vessel, subject only to Permitted Liens. All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected (or arrangements satisfactory to the Administrative Agent for the effectiveness thereof shall have been made) and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(ii) On each Flag Jurisdiction Transfer Date (or such later date as is acceptable to the Administrative Agent) with respect to a Mortgaged Vessel, the Administrative Agent shall have received from (A) counsel to the Loan Party consummating the Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent, an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover such matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Loan Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Loan Party owning such Transferred Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Ship Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request;

(iii) On each Flag Jurisdiction Transfer Date (or such later date as is acceptable to the Administrative Agent) with respect to a Mortgaged Vessel, the Administrative Agent shall have received: (x) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Mortgage Trustee and Permitted Liens;

(iv) On or prior to each Flag Jurisdiction Transfer Date with respect to a Mortgaged Vessel, a certificate, dated as of a recent date, signed by the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Loan Party commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer and (C) any other matters the Administrative Agent may reasonably request;

provided further that the conditions set forth in the foregoing clauses (i), (ii), (iii) and (iv) shall not be required for a Flag Jurisdiction Transfer (x) if, after giving effect to such Flag Jurisdiction Transfer, the Collateral Maintenance Ratio would exceed 1.25 to 1.00 and the Domestic Asset Percentage would exceed 50% and (y) if the fair market value of the Transferred Vessel or Transferred Vessels exceeds $25.0 million, the Agents shall have received an Officer’s Certificate certifying that such proposed Flag Jurisdiction Transfer complies with the conditions of this definition (with such detailed back-up data and calculations as the Agent may reasonably request).

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Lender” shall mean any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.19(c).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19(c).

“Incur” shall have the meaning assigned to such term in Section 6.01, and the terms “Incurred” and “Incurrence” shall have meanings correlative thereto.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Purchase Money Obligations (including Capital Lease Obligations) and synthetic lease obligations of such person; (h) net Hedging Obligations of such person; (i) all Attributable Indebtedness of such person; (j) all obligations (contingent or otherwise) of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (k) Disqualified Capital Stock issued by such person; and (l) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing or anything to the contrary contained herein, the Indebtedness of any person shall exclude all Earn-out Obligations of such person. For purposes of determining the amount of any Indebtedness in respect of any Hedging Obligations of any person at any time, such amount of Indebtedness shall be the maximum aggregate amount (giving effect to any netting agreements) that such person would be required to pay if the related Hedging Agreement were terminated at such time.

“Indemnified Person” shall mean the Mortgage Trustee and any other person constituting an “Indemnified Person” as defined in the Mortgage Trust Agreement.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of a Mortgaged Vessel with respect to the applicable Mortgaged Vessels pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies and all requirements of the issuer of any of the Insurance Policies.

“Instructing Beneficiary” shall mean Collateral Agent in its capacity as “Instructing Beneficiary” under the Mortgage Trust Agreement.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P, or such other form as is acceptable to Administrative Agent.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and (d) with respect to any Term Loan, the Term Loan Maturity Date or an Incremental Term Loan Maturity Date, as the case may be.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Policy” means the Hercules Offshore, Inc. Investment Policy attached hereto as Schedule 1.01(b), and such amendments thereto or replacements thereof as may be approved in writing by the Administrative Agent from time to time.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, in its capacity as issuer of Letters of Credit issued by it; (b) Nordea Bank Finland PLC, New York Branch, solely with respect to the Letter of Credit set forth on Schedule A (but not for the purposes of the definition of “Eligible Assignee”); (c) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (d) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall initially be $50,000,000, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page”

shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except to the extent permitted by Section 6.13.

“Lift Boats” shall mean the self-propelled, self-elevating vessels of the Borrower and its Subsidiaries, together with related equipment and spare parts.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, the Mortgage Trust Agreement and, solely for purposes of clause (e) of Section 8.01, the Confidential Fee Letter, dated March 18, 2007, among Borrower, the Arranger and UBS Loan Finance LLC.

“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan (and shall include any Loans contemplated by Section 2.19).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or financial condition of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform their obligations under the Loan Documents; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document (other than any event described in the proviso in clause (k) or (l) of Section 8.01); or (d) a material adverse effect on the Collateral (taken as a whole) or the Liens in favor of the Collateral Agent or Mortgage Trustee, as applicable (for its benefit and for the benefit of the other Secured Parties) on the Collateral (taken as a whole) or the priority of such Liens.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $50.0 million. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Merger” shall have the meaning assigned to such term in the second recital hereto.

“Minority Holder Acknowledgment, Consent and Waiver” shall mean an agreement substantially in the form of Exhibit R, with such modifications to such form as may be reasonably approved by the Administrative Agent.

“Mortgage Trust Agreement” shall mean the Mortgage Trust Agreement substantially in the form of Exhibit S, by and among Collateral Agent, Mortgage Trustee and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Trustee” shall mean the Wilmington Trust Company and any of its successors or assigns, not in its individual capacity, but solely in its capacity as Mortgage Trustee under the Mortgage Trust Agreement.

“Mortgaged Vessels” shall mean, collectively, the Vessels of Borrower and its Subsidiaries that are subject to a Lien in favor of the Mortgage Trustee pursuant to one or more Security Documents, including, as of the Closing Date, the Vessels listed on Schedule 1.01(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Subsidiary Guarantor.

“Non-Significant Subsidiary” shall mean a Subsidiary that is not a Significant Subsidiary.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit J-1, J-2 or J-3.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b).

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(q).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Perfection Certificate” shall mean a certificate in the form of Exhibit K-or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of one or more Vessels and related assets or of all or substantially all of the property of any person or of any business or division of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect such transaction; provided that each of the following conditions shall be met:

(i) no Default exists immediately before or after such transaction, including under Sections 6.01 and 6.15;

(ii) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Sections 6.10 (a) and (b) as of the most recent Test Period (assuming (x) for purposes of Section 6.10, that such transaction (including all Incurrences of Indebtedness in connection therewith, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction (including all Incurrences of Indebtedness in connection therewith), had occurred on the first day of such relevant Test Period and (y) if such transaction is to be consummated prior to the last day of the first Test Period for which the covenants in Sections 6.10 (a) and (b) are required to be satisfied, the levels required for such first Test Period shall be deemed to apply in determining compliance with such covenants for purposes of this clause);

(iii) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(iv) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(v) with respect to each such acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect to such transaction, (x) such Subsidiary is a Wholly Owned Subsidiary or (y) to the extent such Subsidiary would not constitute a Wholly Owned Subsidiary, each holder of an Equity Interest therein (other than a Loan Party) shall have executed and delivered to the Collateral Agent a Minority Holder Acknowledgment, Consent and Waiver;

(vi) with respect to each such acquisition being made by a Loan Party which includes the acquisition, directly or indirectly, of a person organized under the laws of a nation other than the United States or of assets that would not be subject to a Lien in favor of the Collateral Agent or Mortgage Trustee, as applicable, for the benefit of the Secured Parties, after giving effect to such transaction, the Collateral Maintenance Ratio would exceed 1.25 to 1.00 and the Domestic Asset Percentage would exceed 50%; and

(vii) if the Acquisition Consideration to be paid by the Companies in connection with such acquisition and any related acquisition or acquisitions exceeds $50.0 million, then, at least five Business Days (or such shorter period as is acceptable to Agents) prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by Borrower or any of its Subsidiaries of any Preferred Stock after the Closing Date (other than the issuance of Disqualified Capital Stock permitted by Section 6.01(k) or (m)).

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X or otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.01(d) of Borrower, TODCO or any of their respective Subsidiaries.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Class Lenders” shall mean (i) with respect to Term Loans, Lenders having more than 50% of all Term Loans outstanding and (ii) with respect to Revolving Loans, Required Revolving Lenders.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving and Term Loan Commitments.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, subclause (b)(i) or (b)(ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Business Day after the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $150,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment, an outstanding Revolving Loan or outstanding LC Exposure.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b). Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, the Issuing Bank and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article IX and Sections 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit L among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Ship Mortgages, the Trademark Security Agreement and each other security document or pledge agreement executed by a Loan Party and delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations.

“Settlement Payments” shall mean the payments required to be made by TODCO pursuant to Section 5.17, and related provisions of the TODCO Tax Sharing Agreement.

“Ship Mortgage” shall mean any of the first preferred mortgages or first preferred fleet mortgages of a vessel or vessels registered in an Acceptable Flag Jurisdiction in the form of Exhibit N-1 or N-2, as applicable, and with the additional requirement that such mortgage satisfies the definition of “preferred mortgage” under 46 USC Section 31301(6).

“Significant Subsidiary” shall mean any Subsidiary of Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, assuming each reference therein to “10 percent” is a reference to “five percent.”

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries or (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable, on terms and conditions reasonably satisfactory to Administrative Agent.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and (ii) any other corporation, limited liability company, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors or other governing body thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean, as of the Closing Date, each Subsidiary listed on Schedule 1.01(e), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the Swingline Commitment shall initially be $15,000,000, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including Other Taxes and any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitments” shall mean with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date or by an Increase Joinder in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender. The aggregate amount of the Lenders’ Term Loan Commitments on the Closing Date is $900,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

“Term Loan Maturity Date” shall mean the date which is six years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Term Loans” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(a) or an Incremental Term Loan made to Borrower pursuant to an Increase Joinder. Each Term Loan shall either be an ABR Term Loan or a Eurodollar Term Loan.

A “Test Period” in effect at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or were required to be delivered pursuant to Section 5.01(a) or (b), without giving effect to any grace period applicable thereto (or, solely for purposes of determining pro forma compliance with the covenants contained in Sections 6.10(a) and (b), in connection with a Permitted Acquisition, Section 2.19, Section 6.01(k) or Section 6.08(c), prior to the date the first such financial statements are required to be so delivered without giving effect to any grace period applicable thereto, the most recent period of four fiscal quarters of TODCO and Borrower ended on or prior to the Closing Date).

“TODCO” shall have the meaning assigned to such term in the first recital hereto.

“TODCO Tax Sharing Agreement” shall mean that certain Amended and Restated Tax Sharing Agreement, dated November 2006 (effective February 4, 2004) by and between Transocean Holdings, Inc. and TODCO.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date (other than the making of the Settlement Payments) pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the issuance by Borrower of approximately 56.6 million shares of its common stock to stockholders of TODCO in respect of the Merger, (e) the making of the Settlement Payments and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Trademark Security Agreement” shall mean the Trademark Security Agreement dated as of July 11, 2007 by and among Collateral Agent, the Borrower, Acquisition Co. and Cliffs Drilling Company, as amended, restated, supplemented or otherwise modified from time to time.

“Treasury Services Agreement” shall mean any agreement relating to commercial credit cards, stored value cards, treasury management services, depositary management services and cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdraft and interstate depository network services).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“United States Citizen” or “US Citizen” shall mean any person who is a US citizen by birth or who has been naturalized or any entity qualifying as such under the Shipping Act, 1916, as amended, or as it may hereafter be amended, the regulations of the United States Coast Guard and other requirements which must be satisfied to entitle vessels owned by any such person or entity to receive coastwise endorsements on their documents of registration.

“Vessels” shall mean, collectively, all Lift Boats and all drilling rigs, including jackup rigs, submersible rigs, semi-submersible rigs, barge rigs, drill ships and any other maritime drilling rig, at any time owned by Borrower and its Subsidiaries, and, individually, any of such vessels.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, (i) all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred and (ii) Borrower will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 5.01 (the “Current GAAP Financials”), (A) the financial statements described in such Section based upon GAAP as in effect at the time the relevant financial covenant, standard or term was agreed to (the “Prior GAAP Financials”) and (B) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board (the “FASB”), the Emerging Issues Task Force (“EITF”) of the FASB or, if applicable, the SEC.

SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a) to make a Term Loan to Borrower on the Closing Date in the principal amount equal to its Term Loan Commitment; and

(b) to make Revolving Loans to Borrower, at any time and from time to time during the Revolving Availability Period in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02 Loans.

(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with clause (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

SECTION 2.03 Borrowing Procedure. To request a Revolving Borrowing or Term Borrowing, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing; provided, however, for purposes of the initial Borrowing on the Closing Date, not later than 9:00 am, New York City time, on the Closing Date, or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location and number of Borrower’s account to which funds are to be disbursed; and

(g) that the conditions set forth in Sections 4.02(b) through (d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be deemed to be a Eurodollar Borrowing, and the Borrower shall be deemed to have selected an Interest Period of three month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of three month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from

Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit J-1, J-2, or J-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Fees.

(a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of each Revolving Commitment of such Revolving Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate one Business Day prior to the Revolving Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on October 31, 2007, if the initial Credit Extension shall not have occurred by such time.

(b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08 Interest Elections.

(a) Generally. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of three month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Continuation of Eurodollar Borrowings; Conversion to ABR Borrowings. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued, assuming an Event of Default has not occurred and is then continuing, as a Eurodollar Borrowing with an Interest Period of three month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing.

SECTION 2.09 Amortization of Term Borrowings. Borrower shall pay to the Administrative Agent, for the account of the Term Loan Lenders, on the dates set forth on Annex II, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex II for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million or, if less, the outstanding principal amount of such Borrowing.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(v) In the event that the aggregate Swingline Exposure exceeds the Swingline Commitment then in effect, Borrower shall, without notice or demand, immediately repay or prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than 10 Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any of its Subsidiaries (excluding any Asset Sale to the Borrower or any Subsidiary permitted hereunder), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such prepayment shall be required under this Section 2.10(c) with respect to any Asset Sale permitted by Section 6.06(a), (c), (d), (e) (except to the extent reliant on Section 6.06 (b)), (f), (g), (h), (i) or (j); and

(ii) so long as no Default has occurred and is continuing, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent

on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in the Borrower’s business within 12 months following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12 month period, such unused portion (subject to the provisos set forth in clauses (iii) and (iv) of Section 6.13) shall be applied on or before the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted (i) Collateral consisting of Mortgaged Vessels and the Collateral Maintenance Ratio is less than 1.25 to 1.00 after such Asset Sale, or (ii) Collateral other than Mortgaged Vessels, then all or substantially all (as determined by Collateral Agent) property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent or Mortgage Trustee, as applicable, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d) Debt Issuance or Preferred Stock Issuance. Not later than 10 Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by Borrower or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds in the case of a Debt Issuance, and 50% of such Net Cash Proceeds in the case of a Preferred Stock Issuance.

(e) [Reserved.]

(f) Casualty Events. Not later than 10 Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by Borrower or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) so long as no Default has occurred and is continuing, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid, no later than 12 months following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted (i) Collateral consisting of Mortgaged Vessels and the Collateral Maintenance Ratio is less than 1.25 to 1.00 after such Casualty Event, or (ii) Collateral other than Mortgaged Vessels, then all or substantially all (as determined by the Collateral Agent) property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent or Mortgage Trustee, as applicable, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 12-month period, such unused portion shall be applied on or before the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).

(g) Excess Cash Flow. No later than 10 Business Days after the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.01(a), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 50% of Excess Cash Flow for the Excess Cash Flow Period then ended; provided, however, that, to the extent Borrower has made a voluntary prepayment of Term Loans pursuant to Section 2.10(a) during the applicable Excess Cash Flow Period, the amount required to be paid under this Section 2.10(g) with respect to such Excess Cash Flow Period shall be reduced by the amount of such voluntary prepayment; provided, further, however, that no prepayment or portion of a prepayment shall be required pursuant to this Section 2.10(g) if the aggregate outstanding amount of Term Loans shall be less than $550.0 million or to the extent such prepayment would cause the aggregate outstanding amount of Term Loans to be reduced to less than $550.0 million.

(h) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h). Notwithstanding the foregoing any Term Loan Lender (each a “Declining Lender”) may elect, by written notice to the Administrative Agent at least three Business Days prior to the prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans, pursuant to Section 2.10(c), (d), (f) or (g) (each a “Declined Amount”) and Administrative Agent shall give notice to all Term Loan Lenders that are not Declining Lenders of the availability of such Declined Amount for application as an additional prepayment to the outstanding Term Loans held by such Term Loan Lenders, and within one Business Day’s receipt of such notice from Administrative Agent, each Term Loan Lender electing to receive all or a portion of the Declined Amount shall give Administrative Agent written notice of such election, and, on the prepayment date the Declined Amount shall be applied by Administrative Agent among such electing Term Loan Lenders on a pro rata basis (with pro rata being based on the percentage obtained by dividing the principal amount of Term Loans held immediately prior to such mandatory prepayment by the relevant Term Loan Lender by the aggregate principal amount of Term Loans held immediately prior to such mandatory prepayment by Term Loan Lenders that are not Declining Lenders and that have not declined to receive a portion of the Declined Amount); provided that, in the event any portion of the Declined Amount remains unapplied after any such application, such portion shall be retained by Borrower. Any prepayments of Term Loans pursuant to Section 2.10(a), (c), (d), (f) or (g) shall be applied to reduce scheduled prepayments required under Section 2.09 on a pro rata basis among the prepayments to be made on each remaining Term Loan Repayment Date.

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(i) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of a mandatory prepayment under Section 2.10(c), (d), (f) or (g), not later than 11:00 a.m., New York City time, seven Business Days before the date of prepayment, and (ii) in the case of each other prepayment, (A) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (C) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of,

deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit or Swingline Loan (or of maintaining its obligation to participate in or to issue any Letter of Credit or Swingline Loan), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then within 10 Business Days after receipt of a written demand therefor Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.12 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice has been revoked under Section 2.07) or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b) or an assignment pursuant to Section 2.19(d), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest (excluding the Applicable Margin) which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date shall (unless the Administrative Agent determines, in its discretion, that the Lenders received, such amounts on such day with sufficient time to invest such amounts overnight), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to an account specified by it to Borrower, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Except as otherwise provided in Section 2.10(h), each payment on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders. Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder (including and together with, any obligation to cash collateralize Letters of Credit), ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties; provided, that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Set-Off. If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e), 2.17(d), 2.18(d), 2.18(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes and Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of clause (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after such Indemnitee makes written demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent clearly demonstrable error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority pursuant to this Section 2.15, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 871(h)(3)(B) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its good faith sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, within 10 Business Days after receipt of the written request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to apply for any such refund of Indemnified Taxes or Other Taxes or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) unless waived by the Administrative Agent or otherwise paid by the Eligible Assignee, Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 2.17 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 12:00 (noon), New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $1.0 million and integral multiples of $500,000 above such amount.

(c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 (noon), New York City time, on the proposed date of repayment.

(d) Participations. The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Issuing Bank, at any time and from time to time on the Closing Date and during the Revolving Availability Period but prior to the Letter of Credit Expiration Date (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall not issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the fifth Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may reasonably require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) except in the case of any amendment that does not increase the amount of, or extend the expiry date of, a Letter of Credit, the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit, or is to be denominated in a currency other than Dollars.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d). On the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided Borrower may request an extension of such Letter of Credit beyond the Letter of Credit Expiration Date (but not beyond the fifth day prior to the first anniversary of the Letter of Credit Expiration Date), so long as (A) the conditions specified in Section 4.02 would be satisfied and (B) Borrower, not less than three Business Days prior to the proposed date of such extension, either (1) arranges for the issuance of a letter of credit for the benefit of the relevant Issuing Bank from an issuer, and on terms, in each case satisfactory to such Issuing Bank, in a face amount equal to 103% of the amount of, and backstopping, such Letter of Credit or (2) if consented to by such Issuing Bank in its sole and absolute discretion, deposits on terms and in accounts satisfactory to such Issuing Bank, in the name of such Issuing Bank, an amount in cash equal to 103% of the amount of such Letter of Credit.

(ii) If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (A) one year from the date of such renewal and (B) the fifth day prior to the one year anniversary of the Letter of Credit Expiration Date (which, in the case of any renewal under either clause (A) or (B) above, such renewal shall not be to a date that is after the Letter of Credit Expiration Date unless Borrower has complied with the proviso in clause (c)(i) above); provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, from the Administrative Agent or the Required Lenders that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 12:00 (noon), New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 12:00 (noon), New York City time, on the Business Day immediately following the day that Borrower receives such notice.

(ii) If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s

Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by the Issuing

Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full by the date and time required by Section 2.18(e)(i), the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Revolving Lender(s). Any Lender designated as an issuing bank pursuant to this clause (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(m) Amendments. The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n) Existing Letter of Credit. Schedule A contains a description of a letter of credit that was issued under that certain Credit Agreement, dated as of December 29, 2005, by and among TODCO, various lenders, and Nordea Bank Finland PLC, New York Branch, as administrative agent and collateral agent for the account of TODCO prior to the Closing Date and which remains outstanding on the Closing Date. Such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (as amended from time to time in accordance with the terms thereof and hereof, the “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes under this Agreement and shall be deemed issued on the Closing Date.

SECTION 2.19 Increase in Commitments.

(a) Borrower Request. Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Maturity Date, one or more increases to the existing Revolving Commitments and/or (y) the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”) by an amount not in excess of $500,000,000 in the aggregate. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied unless waived by the Lenders executing the applicable Increase Joinder;

(ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii) after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), Borrower shall be in compliance with each of the covenants set forth in Section 6.10;

(iv) Borrower shall make any payments required pursuant to Section 2.13 in connection with any adjustment of Revolving Loans pursuant to Section 2.19(d); and

(v) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the existing Term Loans (it being understood that Incremental Term Loans may be a part of the existing tranche of Term Loans);

(ii) the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans;

(iv) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Final Maturity Date;

(v) the Applicable Margins for the Incremental Term Loans shall be determined by Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Margins for any Incremental Term Loans are greater than the Applicable Margins for the existing Term Loans by more than 25 basis points, then the Applicable Margins for the existing Term Loans shall be increased to the extent necessary so that the Applicable Margins for the Incremental Term Loans are equal to the Applicable Margins for the existing Term Loans; provided, further, that in determining the Applicable Margins applicable to the existing Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders of the existing Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arranger (or its affiliates) in connection with the existing Term Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded; and

(vi) to the extent that the terms and provisions of Incremental Term Loans are not identical to the existing Term Loans (except to the extent permitted by subclause (iv) or (v) above) they shall be reasonably satisfactory to the Administrative Agent.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments and Incremental Term Loans, respectively, made pursuant to this Agreement.

(d) Adjustment of Revolving Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(e) Making of New Term Loans. On any Increase Effective Date (or such later date as set forth in the applicable Increase Joinder) on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to Borrower in an amount equal to its new Commitment.

(f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, except that the new Term Loans may be subordinated in right of payment or the Liens securing the new Term Loans may be subordinated, in each case, as set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing material default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a material default by any party thereunder.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Agent the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and TODCO (i) as of and for the fiscal year ended December 31, 2006, audited by and accompanied by the unqualified opinion of, in the case of Borrower, Grant Thornton LLP, independent public accountants, and, in the case of TODCO, Ernst & Young LLP, independent public accountants and (ii) as of and for the three month period ended March 31, 2007 and for the comparable period of the preceding fiscal year, in each case, certified by one of its Financial Officers. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a)(i) and (b)(i) have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Borrower and TODCO, as applicable, as of the dates and for the periods to which they relate.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), as of the Closing Date there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and Indebtedness incurred in connection with the Transactions to finance the Acquisition. Since December 31, 2006, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Pro Forma Financial Statements. Borrower has heretofore delivered to the Administrative Agent Borrower’s unaudited pro forma consolidated balance sheet and pro forma levels of EBITDA (“Pro Forma EBITDA”), for the fiscal year ended December 31, 2006 and for the latest four-quarter period ended more than 40 days prior to the Closing Date, and Borrower’s unaudited pro forma statement of income for the fiscal year ended December 31, 2006, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statement of income. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions, and in accordance with Regulation S-X, and present fairly in all material respects the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(d) Forecasts. The forecasts of financial performance of Borrower and its Subsidiaries on a quarterly basis, through 2008, as furnished to the Administrative Agent, have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable and are in form substantially similar to the forecasts provided by Borrower to the Administrative Agent prior to March 18, 2007.

SECTION 3.05 Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Real Property. Except as set forth on Schedule 3.05(b), as of the Closing Date no Company owns Real Property with a fair market value in excess of $10.0 million, and no Company has leased any Real Property that requires annual lease payments in excess of $1.0 million.

(c) Vessels. The name, registered owner, official number, and jurisdiction of registration of each Vessel owned by the Companies as of the Closing Date are set forth on Schedule 3.05(c).

(d) No Casualty Event. As of the Closing Date, except as set forth on Schedule 3.05(d), no Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property having a fair market value in excess of $10 million.

(e) Collateral. Each Company owns or has rights to use all of the Collateral material to its business and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f) Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the properties of the Companies have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Requirements of Law and in conformity with the provisions of all leases, subleases or other contracts comprising a part of their properties and other contracts and agreements related thereto. All plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Companies that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Companies, in a manner consistent with practices of the industry and in compliance in all material respects with all applicable contracts, agreements and all Governmental Requirements, in each case except to the extent that the failure to so maintain or comply could not be reasonably expected to have a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Company owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim, except for claims which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business on and as of the Closing Date (i) each Loan Party owns or possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 13(a) or 13(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 13(a) or 13(b) to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of any Company with respect to any copyright, patent or trademark listed in Schedule 13(a) or 13(b) to the Perfection Certificate.

(d) Shipping Licenses. Without limiting the generality of the foregoing provisions of this Section 3.06, each Company owns, or is licensed to use, all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in its business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in its line of business, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. Schedule 11(a) to the Perfection Certificate dated the Closing Date sets forth a list of (i) all the Subsidiaries of Borrower and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of Equity Interests of the Subsidiaries of Borrower authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable. All Equity Interests of each Wholly Owned Subsidiary, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and non-consensual Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, other than with respect to transactions permitted under Section 6.12, 6.13 or 6.14.

(b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary that has not been obtained is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 11(a) to the Perfection Certificate dated the Closing Date. As of the Closing Date, Borrower has no Subsidiaries other than Wholly Owned Subsidiaries.

SECTION 3.08 Litigation; Compliance with Laws; Absence of Defaults.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or, as of the Closing Date and except as set forth on Schedule 3.08, any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No event has occurred and is continuing which would constitute a Default under the Loan Documents.

SECTION 3.09 Agreements. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. Borrower will use the proceeds of (a) the Term Loans to effect the Acquisition and the Refinancing, to finance the Settlement Payments and pay related fees and expenses and (b) the Revolving Loans and Swingline Loans after the Closing Date for working capital and general corporate purposes (including to effect Permitted Acquisitions) (it being understood that no Revolving Loans shall be made on the Closing Date).

SECTION 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14 No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, or the Confidential Information Memorandum (but subject to the qualifications, limitations, exceptions and assumptions set forth therein) contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized due care and assumptions believed by such Company to be reasonable at the time in the preparation of such information, report, financial statement, exhibit or schedule; provided, further, that, with respect to financial statements other than projected financial information, each Company represents only that such financial statements present fairly in all material respects the consolidated financial condition of Borrower as at the dates of, and for the periods specified in, such financial information.

SECTION 3.15 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise, after taking into account rights of contribution, subrogation and indemnification among the Loan Parties; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, after taking into account rights of contribution, subrogation and indemnification among the Loan Parties; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, after taking into account rights of contribution, subrogation and indemnification among the Loan Parties; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date, after taking into account rights of contribution, subrogation and indemnification among the Loan Parties.

SECTION 3.17 Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except for such failures that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in (i) the imposition of a Lien or (ii) a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10.0 million the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except for such failures that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.18 Environmental Matters.

Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or, as of the Closing Date, loss to the business, property, operations or prospects of any Loan Party in excess of $10.0 million:

(a) The Companies and their businesses, operations, Real Property and other property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(b) The Companies have obtained all Environmental Permits required under Environmental Law for the conduct of their businesses and operations, and the ownership, operation and use of their property, and all such Environmental Permits are valid and in good standing and to the knowledge of the Companies, there are no reasonably foreseeable material costs or changes required to maintain compliance with such Environmental Permits;

(c) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property, facility or other property presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability to the Companies under any applicable Environmental Law;

(d) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(e) To the knowledge of the Companies, no person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(f) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property, other property or any other location;

(g) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(h) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(i) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law;

(j) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies;

(k) to the extent applicable, all property of the Companies currently satisfies all design, operation, and equipment requirements imposed by the OPA, and no Company has any reason to believe that such property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(l) all Hazardous Materials, solid waste and oil and gas waste, if any, generated at any and all property of the Companies have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the Environment, and, to the knowledge of any Company, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the Environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

SECTION 3.19 Insurance. All insurance maintained by the Companies is in full force and effect, all premiums have been paid, no Company has received notice of violation or cancellation of any material insurance coverage that has not been cured or waived, the Vessels, and the use and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement that has not been cured or waived which could reasonably be expected to result in the termination of any material insurance coverage. Except as otherwise permitted by Section 5.04, each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or by possession or control by the Collateral Agent), in each case subject to no Liens other than Permitted Liens.

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c) Ship Mortgages. Each of the Ship Mortgages is in proper legal form under the laws of the relevant Acceptable Flag Jurisdiction for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the laws of the State of New York or with respect to Mortgaged Vessels registered in the Republic of Liberia, under the laws of the Republic of Liberia, and such other matters that do not substantially interfere with the practical realization of the principal benefits expressed in the Ship Mortgages, except for the economic consequences of any procedural delay that might result from such matters. To ensure the legality, validity, enforceability or admissibility in evidence of each such Ship Mortgage or other Loan Document in the relevant Acceptable Flag Jurisdictions it is not necessary that any such Ship Mortgage or other Loan Document or any other document be filed or recorded with any court or other authority in such relevant Acceptable Flag Jurisdiction, except as have been made or provided to the Administrative Agent, or will be made or provided to the Administrative Agent, in accordance with this Agreement or such Ship Mortgage. Each Ship Mortgage executed and delivered creates in favor of the Mortgagee (as defined in each Ship Mortgage) for the benefit of the Lenders a legal, valid, and enforceable first preferred mortgage lien over the Mortgaged Vessel or Mortgaged Vessels covered thereby and when duly recorded in accordance with the laws of the Mortgaged Vessel’s registry, will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a foreign vessel, in the case of Mortgaged Vessels not registered under the laws and flag of the United States, and in the case of Mortgaged Vessels registered under the laws and flag of the United States, constitutes a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a registered vessel under the laws and flag of the United States.

(d) Valid Liens. Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent or Mortgage Trustee, as applicable, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or by possession or control by the Collateral Agent), in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.21 Acquisition Documents; Representations and Warranties in Acquisition Agreement. The Administrative Agent has been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date. All representations and warranties of each Company set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

SECTION 3.22 Anti-Terrorism Law.

(a) To the knowledge of the Loan Parties after due inquiry, no Loan Party and no Affiliate of any Loan Party is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and, to the knowledge of the Loan Parties after due inquiry, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is (i) a person described in Section 1 of the Executive Order or (ii) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) To the knowledge of the Loan Parties after due inquiry, no Loan Party and no Affiliate of any Loan Party is in violation of Section 2 of the Executive Order.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this subclause (i));

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State and, if applicable, from the Texas Secretary of State (or other applicable Governmental Authority); and

(iii) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Administrative Agent shall have received an Officer’s Certificate, dated the Closing Date, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b) and (c).

(d) Closing Material Adverse Change. There not having occurred any change, effect, event, circumstance, occurrence, state of facts or development since December 31, 2006, that, individually or in the aggregate, has had, or could reasonably be expected to have a Closing Material Adverse Effect.

(e) Financings and Other Transactions, etc.

(i) The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms that are material not approved by the Administrative Agent and the Arranger.

(ii) The Refinancing shall have been consummated or shall be consummated simultaneously on the Closing Date in full to the reasonable satisfaction of the Administrative Agent; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(f) [Reserved]

(g) Financial Statements; Pro Forma Balance Sheet; Projections. The Administrative Agent shall have received and shall be reasonably satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of Borrower, TODCO and their respective Subsidiaries.

(h) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby to occur on the Closing Date, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Indebtedness listed on Schedule 6.01(b) and (iii) Indebtedness permitted by Sections 6.01(c), (d), (f), (g), (h), (i), (j) and (l).

(i) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of (i) Baker Botts L.L.P., special counsel for the Loan Parties, and (ii) each local and foreign counsel listed on Schedule 4.01(i), in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering the applicable and customary matters set forth in Exhibit M and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(j) Solvency Certificate and Other Reports. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O for each of the Loan Parties, in each case dated the Closing Date and signed by a Financial Officer of Borrower.

(k) Requirements of Law; Approvals. The Lenders shall be reasonably satisfied that the Borrower, TODCO, their respective Subsidiaries and the Transactions shall be in compliance in all material respects with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them. All necessary Governmental Approvals and material third party approvals in connection with the Transactions shall have been obtained and shall be in full force and effect.

(l) Sources and Uses. The sources and uses of the Term Loans shall be as set forth in Section 3.12.

(m) Fees. The Arranger, the Administrative Agent and the Collateral Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Agents, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(n) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note(s) executed by and among Borrower and certain of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;

(iii) all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all other Collateral to the extent required by the Security Agreement;

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or Liens being released in connection with the Refinancing);

(vi) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(o) Ship Mortgages: Certificates of Ownership; Searches; Class Certificates; Insurance. On the Closing Date:

(i) Each Loan Party which owns a Mortgaged Vessel shall have duly authorized, executed and delivered, and shall have caused to be recorded or made arrangements satisfactory to the Administrative Agent for the recording thereof in the appropriate vessel registry, a first preferred Ship Mortgage, with respect to each Vessel listed on Schedule 1.01(c) and the Ship Mortgages shall be effective to create in favor of the Mortgage Trustee a legal, valid and enforceable first priority security interest, in and lien upon such Vessels, subject only to Permitted Liens.

(ii) The Administrative Agent shall have received (x) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel by the relevant Loan Party and (y) the results of maritime registry searches with respect to the Mortgaged Vessels, indicating no record liens other than Liens in favor of the Mortgage Trustee and Permitted Liens.

(iii) The Administrative Agent shall have received a copy of the Certificate of Financial Responsibility for each Mortgaged Vessel required by the Minerals Management Service or the United States Coast Guard to be covered by such a certificate.

(iv) The Collateral Agent shall have received certified copies of lien searches or equivalent reports or searches, each of a recent date listing all effective mortgages, lien notices or comparable documents that name any Loan

Party as debtor and that are filed in those jurisdictions in which a Vessel of such Loan Party is registered and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens).

(p) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent (it being understood that delivery of the Administrative Agent of a certificate in form and substance reasonably satisfactory to it from the relevant insurers or their agents as to the existence of such endorsements shall satisfy this condition precedent).

(q) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the information described in Section 10.13.

(r) Maximum Leverage Ratio. Calculated on a Pro Forma Basis as of the Closing Date, after giving effect to the Transactions, the ratio of (x) Consolidated Indebtedness as of such date to (y) Consolidated EBITDA for the latest four-quarter period ending more than 40 days prior to the Closing Date shall not be greater than 2.75:1.

(s) Rating of Loans. The Loans and Borrower’s corporate credit shall have been rated by Moody’s Investor Service Inc. and by Standard & Poor’s Rating Group.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. No Default shall have occurred and be continuing on such date.

(c) Representations and Warranties.

(i) Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document (except, in the case of the initial Credit Extension, the representations and warranties set forth in Section 3.04(b), Sections 3.05 through 3.09, inclusive, Sections 3.12 through 3.19, inclusive, and Section 3.21, in each case to the extent relating to TODCO and its

Subsidiaries) shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(ii) Each of (A) the representations and warranties of TODCO set forth in Sections 3.2, 3.3 and 3.17 of the Acquisition Agreement shall be true, accurate and complete in all respects as of the date of the Acquisition Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time; and (B) the representations and warranties of TODCO set forth in Article 3 of the Acquisition Agreement (other than the representations and warranties set forth in Section 3.2, 3.3 and 3.17 thereof) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of the Acquisition Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case and in the aggregate as does not and would not constitute a Closing Material Adverse Effect.

(d) USA Patriot Act. With respect to Letters of Credit issued for the account of a Subsidiary only, the Lenders shall have received all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the information described in Section 10.13.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b) through (d) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have expired, been canceled or cash collateralized or otherwise backstopped to the reasonable satisfaction of the Issuing Banks and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent:

(a) Annual Reports. As soon as available and in any event within 90 days (or such earlier date on which Borrower is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2007, (i) the audited consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a supplemental schedule that includes an unaudited consolidating balance sheet and statements of income and cash flows separating out Borrower and its Domestic Subsidiaries, on the one hand, and Borrower’s Foreign Subsidiaries, on the other hand, in form acceptable to the Administrative Agent), all prepared in accordance with Regulation S-X and accompanied by an opinion of Grant Thornton LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that the consolidated financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, and (ii) a narrative report and management’s discussion and analysis, containing such information that would be required to be contained in a filing with the SEC on Form 10-K, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that, to the extent the information required by this clause (a) is set forth in an Annual Report or Form 10-K filed within the time period specified above, the furnishing of such information hereunder shall be satisfied by such filing);

(b) Quarterly Reports. As soon as available and in any event within 40 days (or such earlier date on which Borrower is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2007, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, and (ii) a narrative report and management’s discussion and analysis, containing such information that would be required to be contained in a filing with the SEC on Form 10-Q, of the financial condition and results of operations of Borrower for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that, to the extent the information required by this clause (b) is set forth in a Quarterly Report or Form 10-Q filed within the time period specified above, the furnishing of such information hereunder shall be satisfied by such filing);

(c) Financial Officer’s Certificate. Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (i) certifying that no Default has occurred that is continuing or, if such a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) beginning with the fiscal quarter ending September 30, 2007, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 and the first sentence of Section 5.14 and calculation of the Available Amount as of the date of such financial statements, and concurrently with any delivery of financial statements under Section 5.01(a) above (beginning with the fiscal year ending December 31, 2008), setting forth Borrower’s calculation of Excess Cash Flow;

(d) Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice;

(e) Fleet Status Report. Concurrently with any delivery of financial statements under Section 5.01(a) and Section 5.01(b), a fleet status report for the Vessels in substantially the same form as the fleet status reports periodically filed by Borrower with the Securities and Exchange Commission prior to the Closing Date; and

(f) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to these Sections 5.01(a), (b) and (e) shall be deemed to have been delivered on the date on which such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov/edaux/searches.htm, on Borrower’s website on the Internet at herculesoffshore.com or at another website identified in a notice provided in written or electronic (email) form to the Administrative Agent and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three Business Days after a Responsible Officer of a Company obtains knowledge of the occurrence thereof):

(i) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(ii) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(iii) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(iv) the occurrence of a Casualty Event with respect to any property having a book value in excess of $10.0 million; and

(v)(x) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (y) the occurrence of any other event which could materially and adversely affect the value of the Collateral, taken as a whole.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business at such time; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all material contractual obligations and all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in each of the foregoing cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

(c) Do or cause to be done all things necessary for each Company which owns or operates, or will own or operate, one or more Vessels to, at all times while owning or operating such Vessels, be qualified to own and operate such Vessels under the laws of the jurisdiction of such Vessel’s registry and, in particular, each Company which owns a Vessel or Vessels to be qualified to operate in the US coastwise waters shall at all times be a US Citizen. Without limiting the generality of the foregoing, each Loan Party shall maintain the registration and flag of its Vessels except for modifications which satisfy the conditions set forth in the definition of “Flag Jurisdiction Transfer”.

SECTION 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Vessels and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including insurance of the types and on the terms and conditions described in Schedule 5.04; provided that (x) the Administrative Agent may consent, such consent not to be unreasonably withheld, to the maintenance of alternate insurance coverage (“Alternate Coverage”) should Borrower provide adequate substantiation that such Alternate Coverage is cost effective from Borrower’s perspective, (y) self-insurance by the Companies shall not be deemed a violation of this covenant to the extent that persons engaged in similar businesses operating in the same or similar locations self-insure in a similar manner and to a similar extent and (z) with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent and the Mortgage Trustee as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (iii) to the extent available from the Companies’ insurers at commercially reasonable rates and if reasonably requested by the Collateral Agent, include a breach of warranty clause.

(c) Mortgaged Vessels. No Loan Party that is an owner of a Mortgaged Vessel shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any material insurance coverage required to be maintained under such Loan Party’s respective Ship Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the relevant Vessel, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of such Vessel; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05 Obligations and Taxes.

(a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Indebtedness, other obligations, Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested Indebtedness, obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it.

(c) Tax Shelter Reporting. Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 15 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $10.0 million or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) within 15 days after receipt of a written request from the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property or other property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that such Response is being conducted by a third party pursuant to a contractual, indemnification or other obligation in accordance with Environmental Law or such Company’s obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(c) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, Borrower shall at its sole expense: (i) not dispose of or otherwise Release, and shall cause each Subsidiary not to dispose of or otherwise Release, any oil, oil and gas waste, Hazardous Materials, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws; (ii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ properties; (iii) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event and to the extent any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any oil, oil and gas waste, Hazardous Materials or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ properties for which Borrower or its Subsidiaries is liable or otherwise required to undertake pursuant to Environmental Law; and (iv) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 5.09(c) are timely and fully satisfied.

(d) Borrower will promptly, but in no event later than ten (10) business days after the occurrence thereof, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against Borrower or its Subsidiaries or their properties of which Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $10.0 million, not fully covered by insurance, subject to normal deductibles.

SECTION 5.10 Interest Rate Protection. No later than the 90th day after the Closing Date, Borrower shall enter into, and for a minimum of three years thereafter maintain, Hedging Agreements with terms and conditions reasonably acceptable to the Administrative Agent that result in at least 25% of the aggregate principal amount of Term Loans then outstanding being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.

SECTION 5.11 Additional Collateral; Additional Guarantors; Additional Mortgaged Vessels.

(a) Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is of the type subject to the Lien created by the Security Agreement on the Closing Date but is not so subject, promptly (and in any event within 30 days after the acquisition thereof, or such longer period in the sole discretion of the Collateral Agent)

(i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the Security Agreements or such other Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably requested by the Collateral Agent or the Administrative Agent to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any person that is (other than Hercules Offshore International, LLC, Falrig Offshore Partners and Falrig Offshore (USA), L.P.) or becomes a Domestic Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Domestic Subsidiary, or such longer period in the sole discretion of the Collateral Agent) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests that are Loan Parties, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (unless such Subsidiary is the Delta Towing Joint Venture and Borrower owns (directly or indirectly) less than 80% of the Equity Interests of the Delta Towing Joint Venture, in which case Borrower shall use commercially reasonable efforts to cause the Delta Towing Joint Venture to take the actions set forth in this clause (ii)) (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, or such other documents as the Administrative Agent or Collateral Agent shall deem reasonably necessary or advisable to grant to Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on the Equity Interests and property of such Subsidiary, subject to no Liens other than Permitted Liens, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law (with first priority, subject only to Permitted Liens), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c) So long as doing so would not be prohibited by a Requirement of Law and it could not, in the reasonable determination of Borrower, be expected (as of such date of determination or in the future) to constitute an investment of earnings in United States property under Section 956 (or a successor provision ) of the Code, which investment could, in the reasonable determination of Borrower, be expected to result in adverse tax consequences to the Borrower, the Borrower shall cause any person that is or becomes a Foreign Subsidiary of a Loan Party after the Closing Date, to promptly (and in any event within 30 days after such person becomes a Foreign Subsidiary, or such longer period in the sole discretion of the Collateral Agent) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests that are Loan Parties, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Collateral Agent, or such other documents as the Administrative Agent or Collateral Agent shall deem reasonably necessary or advisable to grant to Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on the Equity Interests and property of such Subsidiary, subject to no Liens other than Permitted Liens, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected (with first priority, subject only to Permitted Liens) to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(d) With respect to each Foreign Subsidiary of the Borrower that is not required to grant a Lien on its assets pursuant to Section 5.11(c) (each such person, a “CFC”), notwithstanding anything to the contrary contained herein or in any Security Document, so long as such Foreign Subsidiary is a CFC, the Equity Interests pledged or required to be pledged to the Collateral Agent hereunder or under any Security Document shall be automatically limited to (i) Voting Stock of such CFC representing not more than 66% of the total voting power of all outstanding Voting Stock of such CFC and (ii) 100% of the Equity Interests not constituting Voting Stock of any such CFC, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(d).

(e) Subject to this Section 5.11(e), with respect to any Vessel acquired after the Closing Date by any Loan Party, and with respect to any Vessel owned by any Loan Party acquired or formed after the Closing Date, promptly (and in any event within 30 days after the acquisition of such Vessel or the acquisition or formation of such Loan Party, or such longer period in the sole discretion of the Collateral Agent) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to an existing Ship Mortgage or such other Ship Mortgage as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Mortgage Trustee, for its benefit and for the benefit of the other Secured Parties, a Lien on such Vessel subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably requested by the Collateral Agent or the Administrative Agent to cause such Lien to be duly perfected to the extent required by such Ship Mortgage in accordance with all applicable Requirements of Law, including the filing of such Ship Mortgage or amendment or supplement to an existing Ship Mortgage in the appropriate vessel registry. Notwithstanding the foregoing, no Vessel acquired after the Closing Date by any Loan Party, and no Vessel owned by any Loan Party acquired or formed after the Closing Date, shall be required to become a Mortgaged Vessel (i) if after giving effect to the acquisition of such Vessel, the Collateral Maintenance Ratio would exceed 1.25 to 1.00 and the Domestic Asset Percentage would exceed 50% and (ii) if the fair market value of such Vessel exceeds $25.0 million, the Agents shall have received an Officer’s Certificate certifying as to the items in the preceding clause (i) (with such back-up data as the Agents may reasonably request).

SECTION 5.12 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or the Mortgage Trustee of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may require.

SECTION 5.13 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, if such Loan Party is not a “registered organization” (as defined in the UCC), (iii) in any Loan Party’s organizational structure, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 20 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable; provided that this Section 5.13 shall not apply to any transaction otherwise permitted by Section 6.05 or 6.06 if, as a result of such transaction, the successor of such Loan Party is not (and is not required to be) a Loan Party (either due to sale of the Equity Interests of such Loan Party, dissolution, reorganization, merger or otherwise). Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

SECTION 5.14 Vessel Classification and Information. Cause Mortgaged Vessels representing, in the aggregate, at least 70% of the aggregate fair market value of the Mortgaged Vessels, to maintain the classification for such Vessels existing as of the date hereof as issued by a Classification Society; provided that temporary lapses of such classifications as may from time to time arise as a result of the normal operation of such Vessels shall not be deemed to be a breach of this Section 5.14 so long as Borrower is using its best efforts to remedy such lapses and actually promptly remedies such lapses. Promptly after Borrower’s receipt of a written request therefor from the Administrative Agent, but no more frequently than once each calendar year (unless an Event of Default has occurred and is continuing), furnish to the Administrative Agent (a) class certificates evidencing that the Mortgaged Vessels comply with this Section 5.14 and (b) the insurance certificate(s) evidencing that the Mortgaged Vessels comply with the insurance requirements of Section 5.04.

SECTION 5.15 Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule.

SECTION 5.16 Maintenance of Ratings. Use commercially reasonable efforts to cause the Loans and Borrower’s corporate credit to continue to be rated by Moody’s Investors Service Inc. (but not to maintain a specific rating).

SECTION 5.17 Post Closing Settlement. Within 90 days of the Closing Date, Administrative Agent shall have received evidence reasonably satisfactory to it that all amounts then due and payable under the TODCO Tax Sharing Agreement, including all amounts payable as a result of the consummation of the Acquisition, shall have been paid.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired, been canceled or cash collateralized or otherwise backstopped to the reasonable satisfaction of the Issuing Banks and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist (collectively, “Incur”), directly or indirectly, any Indebtedness, except

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b)(i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c) Indebtedness under Hedging Obligations, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness permitted by Section 6.04(f);

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $75.0 million at any time outstanding;

(f) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(g) Contingent Obligations in respect of Indebtedness otherwise permitted under this Section 6.01;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) Indebtedness in respect of insurance premium financing for insurance being acquired by the Borrower or any Subsidiary under customary terms and conditions;

(k) unsecured Indebtedness of Borrower Incurred on terms comparable to similarly situated issues (as reasonably determined by the Administrative Agent); provided that (i) the Administrative Agent shall have been provided the terms of such Indebtedness no less than five Business Days prior to the incurrence thereof, (ii) no Default exists immediately before or after the incurrence of such Indebtedness, (iii) after giving effect to such Incurrence on a Pro Forma Basis, (A) Borrower shall be in compliance with all covenants set forth in Sections 6.10(a) and (b) as of the most recent Test Period (assuming (x) for purposes of Section 6.10, that such Incurrence, all other Incurrences of Indebtedness, and the use of the proceeds of such Incurrence (including the repayment or refinancing of other Indebtedness) since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period and (y) if such Incurrence is to be consummated prior to the last day of the first Test Period for which the covenants in Sections 6.10(a) and (b) are required to be satisfied, the levels required for such Test Period shall be deemed to apply in determining compliance with such covenants for purposes of this subclause (iii); and (iv) Borrower shall have delivered to the Agents and the Lenders an Officer’s Certificate certifying that such Incurrence complies with this clause (k) (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance);

(l) all obligations under Treasury Services Agreements; and

(m) Indebtedness of any Company in an aggregate amount not to exceed $25.0 million at any time outstanding.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by Requirements of Law or arising in the ordinary course of business, which Liens do not secure Indebtedness for borrowed money, such as maritime liens, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date and the proceeds thereof (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, (i) not securing Indebtedness and (ii) the existence of which could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation or (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than taxes covered by Section 6.02(a)), surety, stay, customs and appeal bonds, letters of credit, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided that (i) such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents and (iii) the aggregate amount of cash and Cash Equivalents at any time securing Liens permitted by subclause (y) of this clause (f) shall not exceed $100.0 million in the aggregate;

(g) Leases of the properties of any Company granted by such Company to third parties, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;

(i) Liens securing Indebtedness incurred pursuant to Sections 6.01(e); provided that any such Liens attach only to the property (and proceeds thereof) being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on property of a person existing at the time such person or such property is acquired or such person is merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon and proceeds thereof) and are no more favorable to the lienholders than such existing Lien;

(l) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) Liens securing insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums relating thereto; and

(p) Liens with respect to obligations that do not in the aggregate exceed $50.0 million at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other similar obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations incurred pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Borrower, in an aggregate amount not to exceed $5.0 million at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments (i) by any Company in Borrower or any Subsidiary Guarantor, (ii) by any Company in any person that, in connection with an Investment that is a Permitted Acquisition, becomes a Subsidiary, (iii) by a Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary and (iv) by Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an aggregate amount not to exceed $25.0 million at any time outstanding; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments made by Borrower or any Subsidiary as a result of an Asset Sale made in compliance with Section 6.06;

(i) an Investment made by the Borrower or any Subsidiary in an aggregate amount that does not exceed the Available Amount that is then in effect;

(j) Contingent Obligations constituting Investments by Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an aggregate amount not to exceed $50.0 million at any time outstanding; and

(k) other Investments in an aggregate amount not to exceed $25.0 million at any time outstanding;

provided that no Investment otherwise permitted by clause (f)(iv), (i), (j) or (k) shall be permitted to be made if any Default exists or would result therefrom.

The amount of any Investment shall be the original cost of such Investment, minus the amount of any portion of such Investment repaid to such person as a dividend, repayment of loan or advance, release or discharge of a guarantee or other obligation or other transfer of property or return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment. In determining the amount of any Investment involving a transfer of property other than cash, such property shall be valued at is fair market value at the time of such transfer.

SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or merge or consolidate, except that the following shall be permitted:

(a) the Transactions as contemplated by the Transaction Documents;

(b) Asset Sales in compliance with Section 6.06;

(c) acquisitions in compliance with Section 6.07;

(d) any Company may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and, in any other case, a Subsidiary Guarantor is the surviving person and such Subsidiary Guarantor either (i) remains a Wholly Owned Subsidiary of Borrower or (ii) if such Subsidiary Guarantor was not a Wholly Owned Subsidiary of Borrower immediately prior to giving effect to such merger or consolidation, each person (other than a Loan Party) that would be a holder of Equity Interests in such Subsidiary Guarantor after giving effect to such merger or consolidation shall have executed and delivered to the Collateral Agent a Minority Holder Acknowledgment, Consent and Waiver prior to the consummation of such merger or consolidation; provided that the Lien on and security interest in the property granted or to be granted in favor of the Collateral Agent or Mortgage Trustee, as applicable, under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;

(e) any Non-Subsidiary Guarantor may merge or consolidate with or into any Non-Subsidiary Guarantor; and

(f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party) shall be sold or disposed of free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Agents shall take all actions they deem appropriate or that are reasonably requested in order to effect the foregoing.

SECTION 6.06 Asset Sales. Effect any Asset Sale, except that the following shall be permitted:

(a) disposition of used, worn out, obsolete or surplus property (other than a Vessel) by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) an Asset Sale to the extent that (i) the consideration received by Borrower or the relevant Subsidiary in such Asset Sale is equal to or greater than the fair market value of the assets subject to such Asset Sale, (ii) if the Asset Sale is not to a Company, at least 80% of such consideration is in cash or Cash Equivalents, (iii) no Default exists or would exist after giving effect to such Asset Sale, (iv) after giving effect to such Asset Sale, the Collateral Maintenance Ratio would exceed 1.25 to 1.00 and the Domestic Asset Percentage would exceed 50%, (v) if such Asset Sale involves the disposition of a Mortgaged Vessel and the fair market value of the assets subject to such Asset Sale (inclusive of the fair market value of the assets subject to any related Asset Sale) would exceed $50.0 million, a Current Desktop Appraisal shall be in effect and (vi) if the fair market value of such assets would exceed $25.0 million, Borrower shall have delivered to the Agents an Officer’s Certificate certifying that such Asset Sale complies with this clause (b) (which shall have attached thereto reasonably detailed back-up data and calculations showing such compliance);

(c) an Asset Sale by a Non-Guarantor Subsidiary to a Non-Guarantor Subsidiary;

(d) leases of real or personal property (including charters of Vessels) in the ordinary course of business;

(e) mergers and consolidations in compliance with Section 6.05;

(f) Investments in compliance with Section 6.04 and transactions in compliance with Section 6.07;

(g) Dividends permitted by Section 6.08;

(h) Casualty Events;

(i) licenses, assignments and sales of intellectual property in the ordinary course of business;

(j) discounts, adjustments, settlements and compromises of accounts receivable and contract claims in the ordinary course of business; and

(k) an Asset Sale involving all or any portion of the Delta Towing Assets, the Delta Towing Equity or any Equity Interests of the Delta Towing Joint Venture, in each case to the extent that (i) the consideration received by Borrower or the relevant Subsidiary in such Asset Sale is equal to or greater than the fair market value of the assets subject to such Asset Sale, (ii) no Default exists or would exist after giving effect to such Asset Sale, (iii) after giving effect to such Asset Sale the Domestic Asset Percentage would exceed 50%, (iv) if such Asset Sale involves the disposition of a Mortgaged Vessel, after giving effect to such Asset Sale the Collateral Maintenance Ratio would exceed 1.25 to 1.00, (v) if such Asset Sale involves the disposition of a Mortgaged Vessel and the fair market value of the assets subject to such Asset Sale (inclusive of the fair market value of the assets subject to any related Asset Sale) would exceed $50.0 million, a Current Desktop Appraisal shall be in effect, (vi) if the fair market value of such assets would exceed $25.0 million, Borrower shall have delivered to the Agents an Officer’s Certificate certifying that such Asset Sale complies with this clause (k) (which shall have attached thereto reasonably detailed back-up data and calculations showing such compliance) and (vii) if, after giving effect to such Asset Sale involving Delta Towing Equity or Equity Interests of the Delta Towing Joint Venture, Delta Towing, LLC, Delta Towing Holdings, LLC or Delta Towing Joint Venture is a Subsidiary Guarantor (or is required to be a Subsidiary Guarantor), then each person (other than a Company) owning Equity Interests of Delta Towing, LLC, Delta Towing Holdings, LLC or the Delta Towing Joint Venture shall have executed and delivered to Agents a Minority Holder Acknowledgment, Consent and Waiver.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 6.06, such Collateral (unless sold to a Loan Party) shall be sold or disposed of free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions they deem appropriate or that are reasonably requested in order to effect the foregoing.

SECTION 6.07 Acquisitions. Acquire (in one or a series of related transactions) all or substantially all of the property of any person, acquire any business or division of any person, or acquire (including by merger or consolidation) the Equity Interests of any person that becomes a Subsidiary after giving effect to such transaction, except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) the Transactions as contemplated by the Transaction Documents;

(c) Permitted Acquisitions; and

(d) mergers and consolidations in compliance with Section 6.05.

SECTION 6.08 Dividends. Declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) Dividends by any Company to Borrower or any Guarantor that is a Wholly Owned Subsidiary of Borrower;

(b) Dividends by any Subsidiary of any Company to the holders of its Equity Interests on a pro rata basis;

(c) payments by Borrower to repurchase or redeem Qualified Capital Stock of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (x) $10.0 million (and up to 50% of such $10.0 million not used in any fiscal year may be carried forward to the next succeeding (but no other) fiscal year), plus (y) the net cash proceeds of any “key-man” life insurance policies of any Company that have not been used to make any repurchases, redemptions or payments under this clause (c);

(d) Dividends made by Borrower or any Subsidiary in an aggregate amount that does not exceed the Available Amount that is then in effect; provided that (i) after giving effect to such Dividend on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Sections 6.10(a) and (b) as of the most recent Test Period (assuming (x) for purposes of Section 6.10, that such Dividend (including all Incurrences of Indebtedness in connection therewith, and all other Dividends consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such Dividend (including all Incurrences of Indebtedness in connection therewith), had occurred on the first day of such relevant Test Period and (y) if such Dividend is to be consummated prior to the last day of the first Test Period for which the covenants in Sections 6.10(a) and (b) are required to be satisfied, the levels required for such first Test Period shall be deemed to apply in determining compliance with such covenants for purposes of this clause (d)) and (ii) Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that such Dividend has been made under, and in compliance with, this clause (d) (which shall have attached thereto reasonably detailed back-up data and calculations showing such compliance);

(e) payment of Earn-out Obligations;

(f) any Dividend made within 60 days after the date of declaration or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the Dividend would have complied with the provisions of this Agreement; and

(g) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights;

provided that no Dividends otherwise permitted by clause (c), (d) or (e) shall be permitted to be made if any Default exists or would result therefrom.

SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(e) ,(f)(i), (iii) and (iv), (i) (only to the extent such Investment is in a Subsidiary) and (j);

(c) Asset Sales to a Company permitted by Section 6.06;

(d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(e) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(f) sales of Qualified Capital Stock of Borrower to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(g) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Borrower; and

(h) the Transactions as contemplated by the Transaction Documents.

SECTION 6.10 Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Test Period, to exceed 3.75 to 1.00.

(b) Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period, to be less than 1.15 to 1.00.

SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness, except as otherwise permitted by an Intercompany Note or this Agreement;

(b) amend or modify, or permit the amendment or modification of, any provision of any document governing (i) any Indebtedness incurred under Section 6.01(k) in any manner that, taken together with any other amendments or modifications of such Indebtedness, is adverse to the interests of the Lenders, without the written consent of the Administrative Agent or (ii) any Material Indebtedness in any manner that, taken together with any other amendments or modifications of such Material Indebtedness, is materially adverse to the interests of the Lenders; or

(c) terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not materially adverse to the interests of the Lenders; provided that Borrower may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or a Subsidiary Guarantor, (b) make loans or advances to Borrower or any Subsidiary Guarantor or (c) transfer any of its properties to Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) any Intercompany Note and customary provisions contained in any instrument governing Indebtedness permitted by Section 6.01(k); (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower and is not applicable to any person, or the properties or assets of any person, other than such Subsidiary or such Subsidiary’s properties and assets; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition and not incurred in contemplation of such Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in subclauses (iii), (iv), (viii) or (xi) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.13 Limitation on Issuance of Capital Stock by Subsidiaries. With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except:

(i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interests of such Subsidiary;

(ii) Subsidiaries of Borrower formed after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests,

(iii) Foreign Subsidiaries of Borrower that are Non-Guarantor Subsidiaries may issue Equity Interests to persons other than a Company, provided that (A) such issuance would be permitted as an Asset Sale (regardless of whether the proceeds of such issuance are less than $1.0 million) under Section 6.06(b), (B) each such person executes and delivers to the Agents a Minority Holder Acknowledgment, Consent and Waiver prior to such issuance and (C) for the avoidance of doubt, the Net Cash Proceeds of each such issuance are applied in accordance with the terms of Section 2.10(c); provided, however, that the Net Cash Proceeds of such issuances shall not be required to be applied as a mandatory prepayment in accordance with Section 2.10(c), until the aggregate amount of such Net Cash Proceeds and the Net Cash Proceeds of issuances described in the proviso to the immediately succeeding clause (iv), in each case not theretofore applied in accordance with Section 2.10(c), exceeds $2.5 million, at which time all such Net Cash Proceeds and the Net Cash Proceeds of issuances described in the proviso to the immediately succeeding clause (iv), in each case shall be promptly applied by Borrower as a mandatory prepayment in accordance with Section 2.10(c); and

(iv) each of Delta Towing, LLC, a Delaware limited liability company, Delta Towing Holdings, LLC, a Delaware limited liability company, and the Delta Towing Joint Venture may issue Equity Interests to persons other than a Company, provided that (A) neither the issuer of such Equity Interests nor any of its Subsidiaries owns any Mortgaged Vessel, (B) such issuance would be permitted as an Asset Sale (regardless of whether the proceeds of such issuance are less than $1.0 million) under Section 6.06(k), (C) each such person executes and delivers to the Agents a Minority Holder Acknowledgment, Consent and Waiver prior to such issuance, unless the issuer of such Equity Interests (after giving effect to such issuance) is not a Subsidiary of Borrower and (D) for the avoidance of doubt, the Net Cash Proceeds of each such issuance are applied in accordance with the terms of Section 2.10(c); provided, however, that the Net Cash Proceeds of such issuances shall not be required to be applied as a mandatory prepayment in accordance with Section 2.10(c) until the aggregate amount of such Net Cash Proceeds and the Net Cash Proceeds of issuances described in the proviso to the immediately preceding clause (iii), in each case not theretofore applied in accordance with Section 2.10(c), exceeds $2.5 million, at which time all such Net Cash Proceeds shall be promptly applied by Borrower as a mandatory prepayment in accordance with Section 2.10(c).

All Equity Interests issued in accordance with this Section 6.13 shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

SECTION 6.14 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create (A) one or more Wholly Owned Subsidiaries of Borrower, (B) one or more Foreign Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries and not required to be a Guarantor under Section 5.11, so long as the Equity Interests of such Subsidiaries held by persons other than a Company were issued in a transaction that would comply with clause (iii) of Section 6.13, or (C) the Delta Towing Joint Venture, so long as the Equity Interests of the Delta Towing Joint Venture held by persons other than a Company were issued in a transaction that would comply with clause (iv) of Section 6.13, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04 or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition.

SECTION 6.15 Business. Engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or which are substantially related thereto or are reasonable extensions thereof), other than businesses that in the aggregate account for less than five percent (5%) of the total revenue of Borrower and its Subsidiaries on a consolidated basis.

SECTION 6.16 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.17 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary and is not applicable to any person, or the properties or revenues of any person, other than such Subsidiary or such Subsidiary’s properties and revenues or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.18 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, in violation of any applicable Requirement of Law, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Agents any certification or other evidence requested from time to time by the Agents or on the reasonable request of any Lender, confirming the Loan Parties’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.19 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list published by OFAC and maintained pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest in the Loan Parties, with the result that the Loans are in violation of a Requirement of Law.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) the failure of any Secured Party or any holder of any Note (a) to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Loan Party or any other person under the provisions of this Agreement, any Note, any other Loan Document or otherwise or (b) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Guaranteed Obligations;

(iii) an Event of Default shall be declared, the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent or Mortgage Trustee as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09 or otherwise.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever (other than any notices expressly provided for in this Agreement to be furnished to such Guarantor with respect to making payment under the Guarantee), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary Guarantor, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale or transfer of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 7.10 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to Borrower;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this subclause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this clause (f) unless the aggregate amount of all such Indebtedness referred to in subclauses (i) and (ii) exceeds $25.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower, any Significant Subsidiary or two or more Non-Significant Subsidiaries that, in the aggregate, would constitute a Significant Subsidiary or of a substantial part of the property of Borrower, any Significant Subsidiary or such Non-Significant Subsidiaries, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries or for a substantial part of the property of Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries; or (iii) the winding-up or liquidation of Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Borrower, any Significant Subsidiary or two or more Non-Significant Subsidiaries that, in the aggregate, would constitute a Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries or for a substantial part of the property of Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate in a transaction not permitted hereunder;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25.0 million (in any case to the extent not adequately covered by insurance as to which an insurance company rated A- or better by AM Best Company, Inc. has acknowledged coverage) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated, unpaid, unappealed or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j) one or more ERISA Events or noncompliance with respect to Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result (i) in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $25.0 million or (ii) in the imposition of a Lien securing obligations in an aggregate amount exceeding $10.0 million on any properties of a Company;

(k) any security interest and Lien purported to be created by any Security Document (i) shall cease to be in full force and effect, or shall cease to give the Collateral Agent or the Mortgage Trustee, as applicable, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent or the Mortgage Trustee, as applicable, or (ii) shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, provided that, if any, such event or condition described in the preceding subclause (i) relates to property having an aggregate fair market value of less than $10.0 million, then such event or condition shall not constitute an Event of Default unless 30 days shall have elapsed from the date a Loan Party became aware of such event or condition so long as during such 30-day period Borrower is diligently pursuing the curing or remedy or such event or condition;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations, provided that if any such event or condition relates to a Security Document (other than the Security Agreement) and did not result from any act or failure to act by a Company or any of its Affiliates, and the property purportedly encumbered by all such Security Documents has an aggregate fair market value of less than $10.0 million, then such event or condition shall not constitute an Event of Default unless 30 days shall have elapsed from the date a Loan Party became aware of such event or condition so long as during such 30-day period Borrower is diligently pursuing the curing or remedy of such event or condition;

(m) there shall have occurred a Change in Control; or

(n) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and Issuing Bank hereby (i) irrevocably appoints Wilmington Trust Company to act on its behalf as Mortgage Trustee under the Mortgage Trust Agreement, (ii) authorizes UBS AG, Stamford Branch, acting in its capacity as Collateral Agent to enter into the Mortgage Trust Agreement with Mortgage Trustee on its behalf, (iii) authorizes Collateral Agent to act as Instructing Beneficiary on its behalf under the Mortgage Trust Agreement and (iv) authorizes Instructing Beneficiary and Mortgage Trustee to exercise such powers as are delegated to Instructing Beneficiary or Mortgage Trustee, as the case may be, by the terms of the Mortgage Trust Agreement, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Mortgage Trustee, the Lenders and the Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookmanagers, Arrangers, Co-Documentation Agents or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

SECTION 9.09 Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Collateral Agent and the Administrative Agent, as applicable, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent or the Mortgage Trustee, under any Security Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, cash collateralization or termination of all Letters of Credit, (ii) that is reflagged, sold or disposed of or to be reflagged, sold or disposed of as part of or in connection with any sale, Asset Swap, Flag Jurisdiction Transfer or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.02;

(b) to release any Guarantor from its obligations under the Guarantees if such Person ceases to be a Subsidiary or required to be a Guarantor as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent or the Mortgage Trustee, under any Loan Document to the holder of any Permitted Lien described in Section 6.02(i) on such property.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantees pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request (including, without limitation, instructions to the Mortgage Trustee to do any of the following) to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantees, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Loan Party, to Borrower at:

Hercules Offshore, Inc.

11 Greenway Plaza

Suite 2950

Houston, Texas 77046

Attention: Stephen M. Butz

Telecopier No.: (713) 979-9832

Email: sbutz@herculesoffshore.com

with a copy to:

Hercules Offshore, Inc.

11 Greenway Plaza

Suite 2950

Houston, Texas 77046

Attention: Jim Noe

Telecopier No.: (713) 895-5490

Email: jnoe@herculesoffshore.com

(ii) if to the Administrative Agent, the Collateral Agent or Issuing Bank, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Christopher Gomes

Telecopier No.: (203) 719-4176

Email: christopher.gomes@ubs.com

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

(iv) if to the Swingline Lender, to it at:

UBS Loan Finance LLC

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Christopher Gomes

Telecopier No.: (203) 719-4176

Email: christopher.gomes@ubs.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subclause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at DL-UBSAgency@ubs.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

Until Administrative Agent notifies Borrower in writing, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC”, Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States federal and state securities laws, (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor,” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) and (d), neither this Agreement nor any other Loan Document (other than Letters of Credit) nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document), the Mortgage Trustee (in the case of the Mortgage Trust Agreement or any Trust Documents (as defined in the Mortgage Trust Agreement)) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this subclause (ii));

(iii)(A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any payment of principal of any Loan or at any other amount referred to in the preceding clause (A) or (B) (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) except as permitted under Section 2.18, postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) except as expressly provided in this Agreement or the applicable Loan Document, release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans pursuant to Section 2.19 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly affected thereby;

(ix) change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans pursuant to Section 2.19 or consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required Revolving Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) change the application of prepayments as among or between Classes under Section 2.10(h), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Term Loans under this Agreement pursuant to Section 2.19 or consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(h));

(xii) change or waive the application of prepayments of Term Loans of any Class set forth in Section 2.10(h) to the remaining scheduled amortization payments to be made thereon under Section 2.09, without the written consent of the Required Class Lenders of such Class or change or waive the application of proceeds under Section 8.02 without the written consent of each Lender directly affected thereby;

(xiii) subordinate payment of the Obligations to any other Indebtedness, without the written consent of each Lender;

(xiv) change or waive any provision of this Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xv) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(xvi) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender;

(xvii) expressly change or waive any condition precedent in Section 4.02 to any Credit Extension without the written consent of the Required Revolving Lenders (it being understood that the waiver of any Default or the amendment, waiver or other modification of any representation, warranty, covenant or other provision of the Loan documents (other than Section 4.02 hereof) effected in accordance with the terms of this Section 10.02 shall not require the separate consent of the Required Revolving Lenders); or

(xviii) expressly change or waive any provision of this ARTICLE X as the same applies to Mortgage Trustee or any other provision hereof as the same applies to the rights or obligations of Mortgage Trustee, in each case which would adversely affect the Mortgage Trustee and its rights or obligations without the written consent of the Mortgage Trustee (not to be unreasonably withheld or delayed);

provided, further, that any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arranger) may not be effected without the written consent of the Arranger. Notwithstanding anything to the contrary contained in this Section 10.02, if the Administrative Agent and the Loan Parties shall have jointly identified an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), (ii) all reasonable out-of-pocket expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, any Indemnified Person and their respective Affiliates with respect to the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (including any proposed amendment, amendment and restatement, modification or waiver, and irrespective of whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Indemnified Person, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Indemnified Person, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (v) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrower. Borrower shall indemnify the Arranger, the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), any Indemnified Person, each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, (v) any Environmental Law applicable to Borrower or any Subsidiary or any of their properties, including without limitation, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of oil, oil and gas wastes, solid wastes or hazardous substances on any of their properties, (vi) the breach or non-compliance by Borrower or any Subsidiary with any Environmental Law applicable to Borrower or any Subsidiary, (vii) the past ownership by Borrower or any Subsidiary of any of their properties or past activity on any of their properties which, though lawful and fully permissible at the time, could result in present liability, (viii) the presence, use, release, storage, treatment, disposal, generation, threatened release, transport, arrangement for transport or arrangement for disposal of oil, oil and gas wastes, solid wastes or hazardous substances on or at any of the properties owned or operated by Borrower or any Subsidiary or any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, (ix) any liability pursuant to Environmental Laws or costs of Response related in any way to Borrower or any of its Subsidiaries or (x) any other environmental, health or safety condition in connection with the Loan Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee. Furthermore, Borrower hereby assumes liability for, and hereby indemnifies each Indemnified Person for all Claims (as defined in the Mortgage Trust Agreement) in any way relating to or arising out of the construction, purchase, acceptance, non-acceptance, rejection, ownership, delivery, charter, possession, use, operation, insurance, condition, sale, return, or other disposition of any Mortgaged Vessel or any other Relevant Collateral (as defined in the Mortgage Trust Agreement), including latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement, or in any way relating to or arising out of the administration of the Trust Estate (as defined in the Mortgage Trust Agreement) or the action or inaction of the Mortgage Trustee or the Trust Company (as defined in the Mortgage Trust Agreement), in its individual capacity, thereunder, except for Claims arising from circumstances for which the Trust Company may be held answerable or accountable pursuant to Section 4.06 of the Mortgage Trust Agreement. For the avoidance of doubt, each Indemnitee shall be deemed a third party beneficiary of this Agreement.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or

Issuing Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 10.04 (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade

Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1.0 million, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this subclause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that such fee shall be payable only once in the event of simultaneous assignments to or by two or more Approved Funds that are administered or managed by the same entity or entities that are Affiliates of each other), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.04.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Stamford, Connecticut a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. No transfer shall be recognized by the Borrower or the Administrative Agent unless such transfer is recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subclause (i), (ii), (iii), (vi) or (vii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to clause (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15, 10.01, 10.03 and 10.07 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default described in clause (g) or (h) of Section 8.01 shall have occurred and be continuing or, with the consent of the Administrative Agent or the Required Lenders, upon the occurrence and continuance of any other Event of Default, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender and the Issuing Bank to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and the Issuing Bank may have. Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than electronic communications or telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Each of the Agents, the Lenders and the Issuing Banks acknowledges that (a) the Information may include material non-public information concerning each Loan Party or a Subsidiary thereof or their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

SECTION 10.16 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.16 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.17 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HERCULES OFFSHORE, INC.

By	/s/ Stephen M. Butz
Name:	Stephen M. Butz
Title:	Vice President Finance and Treasurer

HERCULES DRILLING COMPANY, LLC

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Secretary

HERCULES LIFTBOAT COMPANY, LLC

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Secretary

HERCULES OFFSHORE SERVICES LLC

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Secretary

THE HERCULES OFFSHORE DRILLING COMPANY LLC

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

THE OFFSHORE DRILLING COMPANY

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

TODCO MEXICO INC.

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

TODCO MANAGEMENT SERVICES, INC.

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

CLIFFS DRILLING COMPANY

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

TODCO AMERICAS INC.

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

TODCO INTERNATIONAL INC.

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

CLIFFS DRILLING TRINIDAD L.L.C.

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

DELTA TOWING HOLDINGS, LLC

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

DELTA TOWING, LLC

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

THE ONSHORE DRILLING COMPANY

By	/s/ James W. Noe
Name:	James W. Noe
Title:	Vice President and Secretary

UBS SECURITIES LLC, as Arranger

By	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

UBS AG, STAMFORD BRANCH, as Issuing Bank, Administrative Agent and Collateral Agent

By	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

UBS LOAN FINANCE LLC, as Swingline Lender

By	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

Annex I

Applicable Margin

Term Loans

Eurodollar	ABR
1.75%	0.75%

provided that, following the delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) for the fiscal period ended December 31, 2007, the Applicable Margin with respect to the Term Loans shall be subject to the following pricing grid:

Total Leverage Ratio	Eurodollar	ABR
Level I	1.75%	0.75%
≥1.0:1.0

Level II	1.50%	0.50%
<1.0:1.0

Revolving Commitment and Revolving Loans

Eurodollar	ABR	Applicable Fee
1.75%	0.75%	0.375%

provided that, following the delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) for the fiscal period ended December 31, 2007, the Applicable Margin and Applicable Fee with respect to the Revolving Loans and Letters of Credit, shall be subject to the following pricing grid:

Total Leverage Ratio	Eurodollar	ABR	Applicable Fee
Level I	1.75%	0.75%	0.375%
≥1.25:1.0

Level II	1.50%	0.50%	0.375%
<1.25:1.0 but ≥ 0.75:1.0

Level III	1.25%	0.25%	0.25%
<0.75:1.0

General

Each change in the (i) Applicable Margin with respect to the Term Loans and (ii) Applicable Margin and Applicable Fee with respect to the Revolving Loans and Letters of Credit, as the case may be, resulting from a change in the Total Leverage Ratio shall be effective with respect to all such applicable Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Leverage Ratio shall be deemed to be in Level I at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b), respectively.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be re-determined as if the correct Level was applicable for such Applicable Period, and (iii) Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

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Annex II

Term Loan Amortization Table

Date	Amount
October 1, 2007	$2,250,000

January 1, 2008	$2,250,000

April 1, 2008	$2,250,000

July 1, 2008	$2,250,000

October 1, 2008	$2,250,000

January 1, 2009	$2,250,000

April 1, 2009	$2,250,000

July 1, 2009	$2,250,000

October 1, 2009	$2,250,000

January 1, 2010	$2,250,000

April 1, 2010	$2,250,000

July 1, 2010	$2,250,000

October 1, 2010	$2,250,000

January 1, 2011	$2,250,000

April 1, 2011	$2,250,000

July 1, 2011	$2,250,000

October 1, 2011	$2,250,000

January 1, 2012	$2,250,000

April 1, 2012	$2,250,000

July 1, 2012	$2,250,000

October 1, 2012	$2,250,000

January 1, 2013	$2,250,000

April 1, 2013	$2,250,000

Term Loan Maturity Date	Outstanding Principal Balance with all Accrued and Unpaid Interest

Schedule 1.01(B)

Investment Policy

1.	Purpose: This corporate investment policy is designed to provide the operational guidelines for the management of the company’s corporate cash assets.

2.	Objectives:

A.	Preserve capital;

B.	Provide sufficient liquidity to satisfy operating requirements, working capital purposes and strategic initiatives;

C.	Capture a market rate of return based on the company’s investment policy parameters and market conditions.

3.	Eligible Instruments: Assets subject to this investment policy may be invested only in the following U.S. Dollar denominated securities:

•	Money market mutual funds

•	Obligations of a U.S. Federal

•	Agency or U.S. Government

Sponsored enterprise

Commercial Paper

•	Corporate Debt

•	Variable Rate Demand Obligations

•	Obligations issued by the U.S. Treasury

•	Auction Rate Certificates

•	Auction Preferred Stock

•	Certificates of Deposit

•	Municipal Securities

•	Repurchase Transactions

•	Eurodollar Time Deposits

4.	Final Maturity: No security in the account may have a final maturity of more than 90 days other than Eligible Instruments with auction or put features, with the next auction or put date within 90 days. With respect to those instruments, the next auction or put date, and not final maturity, should be considered as the instrument’s final maturity for all purposes hereunder.

5.	Credit Rating Minimums: Account assets may be invested only in Eligible Instruments: (i) bearing a credit rating of A-2/P-2 or higher for short-term investments and; (ii) bearing a credit rating of A-/A3 or higher for longer-term investments.

6.	Issuer Concentration: No more than 25% of the total portfolio per issuer at the time of purchase. Money Market, Mutual Funds, U.S. Treasury Obligations, Certificate of Deposit, and Eurodollar Time Deposits are exempt from these concentration limits.

7.	Communication: The investment provider will contact the company’s Treasury Department as soon as reasonably practicable upon the occurrence of any of the following events:

A.	A security held in the account is downgraded;

B.	A security held in the account is downgraded causing the credit quality to fall below the minimum standards stated in this Investment Policy.

8.	Changes to the Investment Policy: Any changes to the investment policy will be discussed with the Audit Committee of Hercules Board of Directors.

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